                                                                      EXHIBIT 99

HCA                                                        NEWS
--------------------------------------------------------------------------------
                                                           FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                                 MEDIA CONTACT:
Mark Kimbrough                                                    Jeff Prescott
(615) 344-2688                                                    (615) 344-5708



     HCA ANNOUNCES PLAN TO DISCONTINUE DEVELOPMENT OF NEW PATIENT ACCOUNTING
       INFORMATION SYSTEM - COMPANY INTENDS TO RECORD A PRE-TAX CHARGE OF
         APPROXIMATELY $110 TO $130 MILLION IN THE 2ND QUARTER OF 2003

Nashville, TN, May 22, 2003 -- HCA (NYSE: HCA) today announced that it will discontinue activities associated with the internal development of a new patient accounts receivable management system. The millennium accounts receivable system
(MARS) was an effort to develop an integrated system that would allow all accounts receivable related functions to be performed in a single web-based system.

At April 30, 2003, the Company had incurred total project costs of approximately $123 million, of which approximately $113 million had been capitalized. The Company intends to record a pretax charge of approximately $110 to $130 million, which includes capitalized costs and estimated additional costs of terminating the project. The Company intends to record the charge in the current quarter, which will end June 30, 2003. The Company estimates the termination of the MARS initiative will result in future cost avoidance during the next five years of approximately $200 to $225 million, after considering the expected cost to enhance the current patient accounting system. The Company estimates this cost avoidance will equate to annual savings of approximately $0.05 to $0.07 per diluted share between 2004 - 2008.

"The Company has been able to achieve significant benefits in accounts receivable management through process improvements at our patient account service centers during the past three years. As a result of the achievement from our patient account service centers, coupled with increasing cost estimates to complete the MARS project, we believe the risks and returns associated with continuation of these investments is not prudent," stated Jack O. Bovender, Jr., HCA's Chairman and Chief Executive Officer. "In short, we believe we have found a cheaper way to accomplish our original goals. While no one likes to take a financial charge, sunk costs should never drive future decisions and it is clear our alternative to MARS avoids substantial future costs and improves cash flows."

                                      ####

This press release contains forward-looking statements based on current management expectations. Those forward looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other known and unknown factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (i) the scope and timing of the impact of the discontinuance of the development of the "MARS" patient (revenue and accounts receivables) accounting information system, (ii) the ability to implement the Company's shared services and other initiatives and realize a decrease in administrative, supply and infrastructure costs, (iii) the ability to develop and implement the financial enterprise resource planning ("ERP") information system within the expected time and cost projections and, if implemented, to realize the expected benefits and efficiencies, (iv) the ability to complete and the impact of the share repurchase programs, (v) the ability to enter into definitive written agreements with regard to, and to consummate, the understanding with attorneys of the Civil Division of the Department of Justice and Centers for Medicare and Medicaid Services, and obtain court approval thereof, (vi) the ability to achieve expected levels of patient volumes and control the costs of providing services, (vii) the highly competitive nature of the health care business, (viii) the efforts of insurers, health care providers and others to contain health care costs, (ix) possible changes in the Medicare and Medicaid programs (including currently proposed changes to Medicare outlier payments) that may impact reimbursements to health care providers and insurers,
(x) changes in Federal, state or local regulation affecting the health care industry, (xi) the possible enactment of Federal or state health care reform,
(xii) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel, (xiii) liabilities and other claims asserted against the Company, (xiv) fluctuations in the market value of the Company's common stock, (xv) changes in accounting practices, (xvi) changes in general economic conditions, (xvii) future divestitures which may result in additional charges, (xviii) changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, (xix) the availability and terms of capital to fund the expansion of the Company's business, (xx) changes in business strategy or development plans, (xxi) delays in receiving payments, (xxii) the outcome of pending and any future tax audits and litigation associated with the Company's tax positions, (xxiii) the outcome of the Company's continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and the Company's corporate integrity agreement with the government,
(xxiv) increased reviews of the Company's cost reports, (xxv) the impact of charity care policy changes, (xxvi) the ability to successfully integrate the operations of Health Midwest and fund expected capital improvements, (xxvii) other risk factors detailed from time to time in the Company's filings with the SEC. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.